Exhibit 99.1

Contact: Scott Montgomery, President & CEO	CORPORATE INVESTOR RELATIONS
smontgomery@mnbla.com	5333 15TH AVENUE SOUTH, SUITE 1500
David Brown, Exec VP & CFO	SEATTLE, WA 98108
david.brown@mnbla.com	206.762.0993
310-277-2265

National Mercantile Generates Solid Profits in 2004

4Q04 Net Income More than Doubles to $0.15 Per Diluted Share

Los Angeles, California — February 10, 2005 — National Mercantile Bancorp (Nasdaq: MBLA), the holding company for Mercantile National Bank and South Bay Bank, N.A., today reported strong growth in loans and deposits and an expanding margin contributed to solid profitability in 2004. Net income totaled $2.2 million, or $0.48 per diluted share, in 2004 compared to $207,000, or $0.05 per diluted share, in 2003. Fourth quarter profits more than doubled to $678,000, or $0.15 per diluted share, compared to $337,000, or $0.07 per diluted share, in the fourth quarter of 2003. The financial results are unaudited for the fourth quarter and year ended December 31, 2004.

“Over the past three years, we have invested time and resources into building a solid platform for producing sustainable, profitable growth. These efforts are now beginning to be reflected in our 2004 financial performance, with significant improvement in profitability, efficiency and loan growth,” said Scott A. Montgomery, President and CEO. “We believe the past two quarters indicate the potential for earnings power in our operations, and that we are well-positioned to benefit from further improvements in the Southern California economy and any additional rise in interest rates.”

FINANCIAL HIGHLIGHTS (at or periods ended December 31, 2004, compared to December 31, 2003)

                •              Revenues grew 18% to $18.0 million in 2004 and rose 41% to $5.1 million in 4Q04.

                •              Net interest income after provision for loan losses grew 28% in 2004 and 38% in 4Q04.

                •              Net interest margin expanded 54 basis points to 4.83% in 2004.

                •              Loans grew 21% to $314 million fueled by strong growth in almost every loan category.

                •              Efficiencies improved as a result of a comprehensive ongoing study of all operations.

                •              Deposits grew 5% to $314 million.

                •              The company finished the year in a net recovery position, after having significant loan charge-offs in previous years that were primarily the result of the acquisition of South Bay Bank.

“With more than 70% of our loan portfolio in adjustable rate loans, few of which are at or below minimums, and more than 36% of our deposits in non-interest-bearing demand accounts, our balance sheet is currently configured to benefit from rising short-term interest rates,” said Montgomery. “The strong improvement in the net interest margin, which rose 54 basis points during 2004, reflects the benefit of the change in short-term rates this year. In addition, the interest rate swap activities we initiated in the second half of the year, contributed 17 basis points to our interest rate margin.”

REVIEW OF OPERATIONS

Revenue (net interest income plus non-interest income) grew 18% in 2004 to $18.0 million compared to $15.3 million in 2003. Fourth quarter revenue was up 41% to $5.1 million compared to $3.6 million in the fourth quarter a year ago. Net interest income before provision for loan losses grew 18% to $16.5 million in 2004 with a 14% increase in interest income and a 6% decline in interest expense. In the fourth quarter, net interest income grew 41% to $4.7 million with interest income rising 35% and interest expense growing 12% compared to the fourth quarter 2003. Net interest margin on a tax equivalent basis was 4.83% for the entire year and 5.26% for the fourth quarter of 2004, compared to 4.29% and 4.07% in the respective periods of 2003.

(more)

The provision for loan losses declined reflecting the overall improvement in the performance of the loan portfolio. The provision totaled $220,000 in 2004 compared to $1.3 million in 2003. Net interest income after provision for loan losses increased to $16.2 million in 2004 and $4.6 million in 4Q04 compared to $12.7 million and $3.3 million in the respective periods of 2003. Non-interest income totaled $1.6 million in 2004 compared to $1.4 million in 2003. Fourth quarter non-interest income increased to $383,000 from $260,000, largely due to the increase in fees from deposit-related and other client services.

“Overhead expenses grew more slowly than revenue in 2004, reflecting lower occupancy costs from the consolidation and relocation of our main offices. In addition, our employees identified over $500,000 in cost reductions during the second half of the year as a result of our new Savings Incentive Program, which pays 10% of savings to staffers who identify the expense reduction,” said David R. Brown, Chief Financial Officer. “These savings were offset by costs associated with regulatory compliance, higher salaries and benefits, and a nonrecurring fourth quarter charge for a proposed legal settlement of $250,000 related to a single commercial loan.” Non-interest expense in 2004 was $14.0 million up 6% from $13.3 million in 2003. During the fourth quarter of 2004, non-interest expense was $3.8 million, up 19% from $3.2 million in the fourth quarter of 2003.

“Operating efficiencies improved this year, reflecting top-line growth and cost control efforts,” said Montgomery. The efficiency ratio in 2004 improved 816 basis points to 77.86% compared to 86.02% in 2003. In the fourth quarter of 2004, the efficiency ratio continued to improve to 74.78% from 88.67% in the fourth quarter of 2003. “While we still see room for productivity improvement, we are confident our efficiency ratio will continue to drop as we achieve growth targets.” he continued. The efficiency ratio, calculated by dividing non-interest expense by net interest income and non-interest income, measures overhead costs as a percentage of total revenues.

BALANCE SHEET PERFORMANCE

The loan portfolio grew 21% to $313.8 million at December 31, 2004, compared to $260.2 million at December 31, 2003. “The Southern California economy continues to improve, particularly in the high-value markets we serve. Loan growth was healthy during 2004, and we are seeing broad-based demand for commercial loans from the businesses we serve,” said Robert W. Bartlett, Chief Credit Officer. Total assets grew 10% to $391.1 million at December 31, 2004, compared to $355.2 million a year earlier.

LOAN PORTFOLIO COMPOSITION:

(Dollars in thousands)	December 31,
	2004		2003
	Amount	%	Amount	%
Real estate secured loans:
One to four family residential	$9,405	3%	$8,167	3%
Multifamily residential	18,330	6%	13,071	5%
Commercial	135,944	43%	132,320	51%
Construction and land development	50,289	16%	27,210	10%
Commercial loans:
Other - secured and unsecured.	98,429	31%	76,699	29%
Consumer installment, home equity and unsecured loans.	2,516	1%	3,510	1%
Total loans outstanding	$314,913	100%	$260,977	100%

Total deposits increased 5% to $313.5 million at December 31, 2004, compared to $298.7 million a year earlier. Demand deposits, NOW, money market and savings deposits in total increased 3% to $250.4 million, accounting for 80% of total deposits, compared to $243.7 million, or 82% of total deposits, at the end of 2003. Although time deposits increased, the interest rate expense on interest-bearing liabilities increased only 5 basis points in the fourth quarter and decreased 20 basis points during the year.

Shareholders’ equity increased 9% to $34.5 million, or $7.68 per share, at December 31, 2004, compared to $31.7 million, or $7.17 per share, at December 31, 2003. Tangible book value per share at year-end was $6.70 compared to $6.13 a year earlier. All per share calculations assume full conversion of non-cumulative preferred stock and dilutive stock options.

“Asset quality has been one of the primary focuses of our efforts over the past few years, and we’ve made excellent progress in improving loan quality, reducing net charge-offs and tightening underwriting processes,” said Montgomery.

At year-end, non-performing loans (NPLs) totaled $1.8 million, or 0.58% of gross loans. Non-performing assets (NPA) (NPL plus OREO) include a single piece of real property with a book value of $1.1 million and two commercial loans. At year-end a $1.8 million loan was included in the 90-day past due and still accruing category. “This particular loan is well secured and in the process of collection, with our loan-to-value ratio less than 50% and another major lender holding a strong second position. We are confident the situation will be resolved in due time, and poses little risk going forward.” Bartlett explained. Asset quality at the end of 2004 as measured by NPA totaled $2.9 million, or 0.74% of total assets, which continues to be in line with peers based on third quarter FDIC reports for all commercial banks of similar size.

Another measure of asset quality is net-charge-offs (NCOs), which declined substantially in 2003 and contributed net recoveries in 2004. In 2004, net recoveries totaled $73,000 compared to NCOs of $2.5 million, or 0.95% of gross loans, a year ago. The allowance for loan loss increased 8% to $3.9 million, or 1.25% of gross loans, at year-end as compared to $3.6 million, or 1.40% of gross loans, at December 31, 2003.

LOOKING AHEAD

“We are encouraged by our progress in 2004 and continue to see excellent opportunities for growth in our markets. With improving loan quality, expanding margin, good control of operating expenses and strong demand for business loans, our profit outlook is encouraging. We are committed to building a strong and profitable franchise and look forward to a fast-paced year in 2005,” Montgomery said.

ABOUT NATIONAL MERCANTILE BANCORP

National Mercantile Bancorp is the holding company for Mercantile National Bank and South Bay Bank, with offices located in Century City, Encino, Torrance, El Segundo, Costa Mesa and Beverly Hills, all among California’s highest value markets. The banks focus in business banking with specialty lending expertise in the entertainment, healthcare, professional services, real estate escrow, business and residential construction, property management industries and community-based non-profit organizations. The company is building a premier business banking franchise with experienced loan officers providing highly personalized service.

This press release contains forward-looking statements about the Company. Forward-looking statements consist of descriptions of plans or objectives for future operations, products or services, forecasts of revenues, earnings or other measures of economic performance and assumptions underlying or relating to any of the foregoing. Because forward-looking statements discuss future events or conditions and not historical facts, they often include words such as “believe,” “potential,” “confident,” “encourage or encouraging,” “will be,” “anticipate,” “estimate” or similar expressions. Do not rely unduly on forward-looking statements. They give the Company’s expectations about the future and are not guarantees or predictions of future events, conditions or results. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update them to reflect changes that occur after that date. Many factors, most beyond the company’s control, could cause actual results to differ significantly from the Company’s expectations. These factors include, among other things, changes in interest rates, which affect margins, impact funding sources or alter loan demand; increased competitive pressures; changes in national and local economic conditions; fluctuations in the California real estate markets; changes in fiscal policy, monetary policy, legislative or regulatory environments; changes in the credit quality of the Company’s loan portfolio, the Company’s abilities to realize further efficiencies and achieve growth targets, and finalization of year-end audit results. These and other factors are discussed in greater detail in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003.

SELECTED STATEMENT OF OPERATIONS DATA AND RATIOS:

(Unaudited)	Quarter Ended
($ in 000’s, except share data)	Dec. 31,	Sept. 30,	Dec. 31,	Annual % Change
	2004	2004	2003

Interest Income	$5,510	$5,487	$4,070	35.4%
Interest Expense	828	792	739	12.0%
Net Interest Income before Provision for Loan Losses	4,682	4,695	3,331	40.6%

Provision for Loan Losses	100	120	—	NM
Net Interest Income after Provision for Loan Losses	4,582	4,575	3,331	37.6%

Net Gain (Loss) on Sale of Securities Available-for-Sale	(121)	(95)	(49)	146.9%
Loss on Write-down of OREO	—	—	(75)	NM
Other Operating Income	504	412	384	31.3%
Other Operating Expense	3,788	3,378	3,184	19.0%

Net Income before Provision for Income Taxes	1,177	1,514	407	189.3%
Provision for Income Taxes	499	642	70	612.9%
Net Income	$678	$872	$337	101.3%

Basic Earnings Per Share	$0.23	$0.30	$0.12	91.7%
Diluted Earnings Per Share (a)	$0.15	$0.19	$0.07	114.3%

Weighted Average Basic Common Shares O/S (b)	2,945,088	2,918,583	2,741,074
Weighted Average Diluted Common Shares O/S	4,634,365	4,565,380	4,520,510

Return on Quarterly Average Assets	0.68%	0.88%	0.38%
Return on Quarterly Average Equity	7.76%	10.47%	4.15%
Net Interest Margin - Avg Earning Assets	5.26%	5.26%	4.07%
Operating Expense Ratio	3.81%	3.39%	3.41%
Efficiency Ratio	74.78%	67.40%	88.67%

(a) The diluted loss per share includes only common shares as common share equivalents are anti-dilutive.

(b) Shares used to compute Basic Earnings per share.

Quarterly operating ratios are annualized.

SELECTED STATEMENT OF OPERATIONS DATA AND RATIOS:

(Unaudited) ($ in 000’s, except share data)	Year Ended December 31,		Annual % Change
	2004	2004

Interest Income	$19,454	$17,124	13.6%
Interest Expense	3,004	3,180	-5.5%
Net Interest Income before Provision for Loan Losses	16,450	13,944	18.0%

Provision for Loan Losses	220	1,265	-82.6%
Net Interest Income after Provision for Loan Losses	16,230	12,679	28.0%

Net Gain (Loss) on Sale of Securities Available-for-Sale	(197)	51	NM
Loss on OREO/Fixed Assets	—	(136)	-100.0%
Other Operating Income	1,764	1,461	20.7%
Other Operating Expense	14,028	13,296	5.5%
Net Income before Minority Interest and Provision for Income Taxes	3,769	759	396.6%
Minority Interest in the Company's Income of Junior Subordinated Deferrable Interest Debentures	—	456	-100.0%
Net Income Before Provision for Income Taxes	3,769	303	1144.0%
Provision for Income Taxes	1,583	96	1549.0%
Net Income	$2,186	$207	956.2%

Basic Earnings Per Share	$0.75	$0.08	837.5%
Diluted Earnings Per Share (a)	$0.48	$0.05	860.0%

Weighted Average Basic Common Shares O/S (b)	2,895,309	2,707,931
Weighted Average Diluted Common Shares O/S	4,555,622	4,410,394

Return on Average Assets	0.57%	0.06%
Return on Average Equity	6.61%	0.66%
Net Interest Margin - Avg Earning Assets	4.83%	4.20%
Operating Expense Ratio	3.68%	4.09%
Efficiency Ratio	77.86%	86.02%

(a) The diluted loss per share includes only common shares as common share equivalents are anti-dilutive.

(b) Shares used to compute Basic Earnings per share.

SELECTED FINANCIALCONDITION DATA

(Unaudited):	December 31,	September 30,	December 31,
($ in 000's, except share data)	2004	2004	2003

Cash and Due from Banks	$14,187	$25,855	$24,556
Due from banks-interest bearing	2,728	2,728	4,728
Federal Funds Sold and Securities Purchased under Agreements to Resell	—	4,000	10,000
Investment Securities	40,461	44,797	35,474
Loans
Commercial	98,429	88,802	76,699
Real Estate	163,679	166,123	153,558
Real Estate Construction and Land	50,289	47,784	27,210
Consumer and Others	2,516	2,033	3,510
Deferred Loan Fees, Net	(1,066)	(930)	(728)
Total	313,847	303,812	260,249
Allowance for Credit Losses	(3,928)	(3,850)	(3,635)
Net Loans	309,919	299,962	256,614
Intangible Assets and Goodwill	4,855	4,911	5,079
Other Assets	18,972	23,205	18,755
Total Other Assets	23,827	28,116	23,834
Total Assets	$391,122	$405,458	$355,206

Deposits
Demand, Non-interest Bearing	$113,852	$121,503	$119,998
NOW	34,961	30,832	29,349
MMDA	69,431	72,702	55,422
Savings	32,199	34,744	38,925
Time Certificates $100,000 and over	41,111	40,833	27,308
Time Certificates under $100,000	21,988	21,935	27,715
Total Deposits	313,542	322,549	298,717
Securities Sold under Agreements to Repurchase and Other Borrowed Funds	25,900	31,900	7,899
Guaranteed Preferred Beneficial Interests in Company's Junior Subordinated Debt	15,464	15,464	15,464
Other Liabilities	1,734	1,607	1,405
Shareholders' Equity	34,207	33,322	31,650
Accumulated Other Comprehensive Gain	275	616	71
Total Liabilities and Stockholders' Equity	$391,122	$405,458	$355,206

SELECTED FINANCIAL CONDITION RATIOS:

	December 31,	September 30,	December 31,
	2004	2004	2003

Average Quarterly Assets	$394,388	$395,115	$370,093

Non-Performing Assets
Non-Accrual Loans	$18	$238	$438
Loans 90 Days P/D & Accruing	1,804	5	—
OREO and Other Non-perfoming Assets	1,056	1,043	925
Total Non-Performing Assets	$2,878	$1,286	$1,363

Loans to Deposits Ratio	100.10%	94.19%	87.12%
Ratio of Allowance for Loan Losses to:
Total Loans	1.25%	1.27%	1.40%
Total Non-Performing Assets	136.48%	299.38%	266.69%
Earning Assets to Total Assets	91.29%	87.64%	87.40%
Earning Assets to Interest-Bearing Liabilities	148.11%	143.04%	166.36%
Risk Weighted Assets			$278,085
Book Value per Share (a) (b)	$7.68	$7.60	$7.17
Total Shares Outstanding (b)	4,286,674	4,256,624	4,231,449

(a) Includes the effect of dilutive options and warrants.

(b) Includes assumed conversion of currently convertible Series A preferred stock into common stock